SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ----------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)


            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1(b) (c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)

                               (Amendment No.__) 1



                               WBK STRYPES TRUST
------------------------------------------------------------------------------
                                (Name of Issuer)
Structured Yield Product Exchangeable for Stock or STRYPES SM
------------------------------------------------------------------------------
                          (Title of Class Securities)
                                   929229102
------------------------------------------------------------------------------
                                 (CUSIP Number)
                                September 30, 1998
------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)



     Check the appropriate box to designate the rule pursuant to which this schedule is filed:

         |X|  Rule 13d-1 (b)
         |_|  Rule 13d-1 (c)
         |_|  Rule 13d-1 (d)

         1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




----------------------------------
     SM       Service mark of Merrill Lynch & Co., Inc.

--------------------------- -------------------------- -----------------------

CUSIP No.  929229102                 13G                Page 2 of 11 Pages
--------------------------- -------------------------- -----------------------

----------- ------------------------------------------------------------------
1
            NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

            Merrill Lynch & Co., Inc.
            #13-2740599

----------- ------------------------------------------------------------------
2
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                          (a) |_|
                                                          (b) |X|
----------- ------------------------------------------------------------------
3
            SEC USE ONLY
----------- ------------------------------------------------------------------
4
            CITIZENSHIP OR PLACE OF ORGANIZATION     Delaware

----------- ------------------------------------------------------------------
       NUMBER OF          5
         SHARES                    SOLE VOTING POWER
                                   0
                          -------- -------------------------------------------
      BENEFICIALLY        6
        OWNED BY                   SHARED VOTING POWER
                                   5,066,002
                          -------- -------------------------------------------
          EACH            7
       REPORTING                   SOLE DISPOSITIVE POWER
                                   0
                          -------- -------------------------------------------
         PERSON           8
          WITH                     SHARED DISPOSITIVE POWER
                                   5,066,002
------------------------- -------- -------------------------------------------
9
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            5,066,002

----------- ------------------------------------------------------------------
10
         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                      |_|
----------- ------------------------------------------------------------------
11
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
            15.4%

----------- ------------------------------------------------------------------
12
            TYPE OF REPORTING PERSON*
                 HC, CO

----------- ------------------------------------------------------------------


                      *SEE INSTRUCTION BEFORE FILLING OUT!

---------------------------- --------------------------- ---------------------

CUSIP No.   929229102                    13G                Page 3 of 11 Pages
---------------------------- --------------------------- ---------------------

----------- ------------------------------------------------------------------
1
            NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

            Merrill Lynch International

----------- ------------------------------------------------------------------
2
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a) |_|
                                                                  (b) |X|
----------- ------------------------------------------------------------------
3
            SEC USE ONLY
----------- ------------------------------------------------------------------
4
            CITIZENSHIP OR PLACE OF ORGANIZATION     England

----------- ------------------------------------------------------------------
       NUMBER OF          5
         SHARES                    SOLE VOTING POWER
                                   0
                          -------- -------------------------------------------
      BENEFICIALLY        6
        OWNED BY                   SHARED VOTING POWER
                                   5,066,002
                          -------- -------------------------------------------
          EACH            7
       REPORTING                   SOLE DISPOSITIVE POWER
                                   0
                          -------- -------------------------------------------
         PERSON           8
          WITH                     SHARED DISPOSITIVE POWER
                                   5,066,002
------------------------- -------- -------------------------------------------
9
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            5,066,002

----------- ------------------------------------------------------------------
10
          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                      |_|
----------- ------------------------------------------------------------------
11
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
            15.4%

----------- ------------------------------------------------------------------
12
            TYPE OF REPORTING PERSON*
            BD, CO

----------- ------------------------------------------------------------------


                      *SEE INSTRUCTION BEFORE FILLING OUT!

---------------------------- ----------------------------- -------------------

CUSIP No.   929229102                      13G              Page 4 of 11 Pages
---------------------------- ----------------------------- -------------------

----------- ------------------------------------------------------------------
1
            NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

            Merrill Lynch, Pierce, Fenner & Smith Incorporated
            #13-5674085

----------- ------------------------------------------------------------------
2
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a) |_|
                                                                  (b) |X|
----------- ------------------------------------------------------------------
3
            SEC USE ONLY
----------- ------------------------------------------------------------------
4
            CITIZENSHIP OR PLACE OF ORGANIZATION     Delaware

----------- ------------------------------------------------------------------
       NUMBER OF          5
         SHARES                    SOLE VOTING POWER
                                   0
                          -------- -------------------------------------------
      BENEFICIALLY        6
        OWNED BY                   SHARED VOTING POWER
                                   5,066,002
                          -------- -------------------------------------------
          EACH            7
       REPORTING                   SOLE DISPOSITIVE POWER
                                   0
                          -------- -------------------------------------------
         PERSON           8
          WITH                     SHARED DISPOSITIVE POWER
                                   5,066,002
------------------------- -------- -------------------------------------------
9
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            5,066,002

----------- ------------------------------------------------------------------
10
         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                 |_|
----------- ------------------------------------------------------------------
11
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
            15.4%

----------- ------------------------------------------------------------------
12
            TYPE OF REPORTING PERSON*
                 BD, CO

----------- ------------------------------------------------------------------


                      *SEE INSTRUCTION BEFORE FILLING OUT!

Item 1(a).        Name of Issuer:

                  WBK STRYPES Trust

Item 1(b).        Address of Issuer's Principal Executive Offices:

                  c/o Puglisi & Associates
                  850 Library Avenue
                  Suite 204
                  Newark, Delaware  19715

Item 2(a).        Name of Person Filing:

                  This Schedule 13G is filed on behalf of Merrill Lynch & Co., Inc. ("ML & Co."); Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S"); and Merrill Lynch International ("MLI").

Item 2(b).        Address of Principal Business Office or, if none, Residence:

                  Merrill Lynch & Co., Inc.
                  World Financial Center
                  North Tower
                  250 Vesey Street
                  New York, New York  10281

                  Merrill Lynch, Pierce, Fenner & Smith Incorporated World Financial Center
                  North Tower
                  250 Vesey Street
                  New York, New York  10281

                  Merrill Lynch International
                  Ropemaker Place
                  25 Ropemaker Street
                  London, EC2Y 9LY

Item 2(c).        Citizenship:

                  ML & Co. and MLPF&S are both organized under the laws of the State of Delaware. MLI is organized under the laws of England and Wales.

Item 2(d).        Title of Class of Securities:

                  Structured Yield Product Exchangeable for Stock or STRYPES(SM)

Item 2(e).        CUSIP Number:

                  929229102

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

         (a) |_|Broker or Dealer registered under Section 15 of the Exchange Act.
         (b)      |_|Bank as defined in Section 3(a)(6) of the Exchange Act.
         (c) |_|Insurance Company as defined in Section 3(a)(19) of the Exchange Act.
         (d) |_|Investment Company registered under Section 8 of the Investment Company Act.
         (e)      |_|An Investment Adviser in accordance with Rule 13d-1(b)
                  (1)(ii)(E).
         (f) |_|An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F).
         (g) |_|A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G).
         (h) |_|A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.
         (i) |_|A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act.
         (j)      |X|Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

         If this statement is filed pursuant to Rule 13d-1(c), check this box. |_|

Item 4.  Ownership.

  (a)    Amount Beneficially Owned:

                  5,066,002*

  (b)    Percent of Class:

                  15.4%*

  (c) Number of shares as to which such person has:

         (i)      Sole power to vote or to direct the vote           - 0 -

         (ii)     Shared power to vote or to direct the vote      5,066,002*

         (iii)    Sole power to dispose or to direct the
                  disposition of                                     - 0 -

         (iv)     Shared power to dispose or to direct the
                  disposition of                                  5,066,002*






----------------------------------
     SM     Service mark of Merrill Lynch & Co., Inc.

     *      See Exhibit A.

Item 5.    Ownership of Five Percent or Less of a Class.

                  Not Applicable.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

                  Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

                  Not Applicable.

Item 8.  Identification and Classification of Members of the Group.

                  See Exhibit A.

Item 9.  Notice of Dissolution of Group.

                  Not Applicable.

Item 10.  Certifications.

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

November 9, 1999


                                        Merrill Lynch & Co., Inc.


                                        /s/ Andrea Lowenthal
                                        ---------------------------
                                        Name: Andrea Lowenthal*
                                        Title: Attorney-In-Fact


* Signed pursuant to a power of attorney, dated November 17, 1995, included as Exhibit B to the Schedule 13G filed by Merrill Lynch & Co., Inc. for Walden Residential Properties, Inc. and incorporated herein by reference.


                                         Merrill Lynch, Pierce, Fenner & Smith
                                                 Incorporated


                                         /s/  Andrea Lowenthal
                                         ---------------------------
                                         Name:  Andrea Lowenthal*
                                         Title:  Attorney-in-Fact


* Signed pursuant to a power of attorney, dated November 17, 1995, included as Exhibit A to the Schedule 13G filed by Merrill Lynch, Pierce, Fenner & Smith Incorporated on February 12, 1999 with respect to International Paper Co. and incorporated herein by reference.


                                          Merrill Lynch International


                                          /s/John J. McDermott
                                          ---------------------------
                                          Name: John J. McDermott*
                                          Title: Attorney-In-Fact


* Signed pursuant to a power of attorney, dated February 16, 1999, included as Exhibit B to the Schedule 13G filed by Merrill Lynch International and Merrill Lynch & Co., Inc. on February 16, 1999 with respect to Meditrust and incorporated herein by reference.

                                                                EXHIBIT A
                                                                ---------


                       IDENTIFICATION OF MEMBERS OF GROUP

         ML & Co., MLPF&S, and MLI (collectively, the "Reporting Persons") have filed this Schedule 13G pursuant to Rule 13d-1(k) under the Exchange Act. While the Reporting Persons may, by virtue of their affiliation, be deemed to be members of a group for purposes of Rule 13d-5 under the Exchange Act, each Reporting Person disclaims membership in a group. Moreover, although the Reporting Persons may, by virtue of their affiliation, be deemed to have beneficial ownership over one another's record holdings of STRYPES for purposes of Rule 13d-3 under the Exchange Act, each Reporting Person disclaims beneficial ownership of the STRYPES not held of record by such Reporting Person. The aggregate amount of 5,066,002 STRYPES beneficially owned by the Reporting Persons are held of record as follows: (i) 454,357 STRYPES by MLPF&S;
(ii) 4,611,645 STRYPES by MLI; and (iii) no STRYPES by ML & Co.

         The Item 3 classification of each of the Reporting Persons is as follows: MLPF&S is a registered broker-dealer eligible to file this statement of beneficial ownership on Schedule 13G pursuant to Rule 13d-1(b). ML & Co. and MLI are eligible to file this statement of beneficial ownership on Schedule 13G pursuant to a November 24, 1993 no-action letter from the Securities and Exchange Commission's Division of Corporation Finance (1993 SEC No-Act. LEXIS
1121).

                                                            EXHIBIT B
                                                            ---------

                             JOINT FILING AGREEMENT

         The undersigned hereby agree that this Schedule 13G, dated as of November 9, 1999 (the "Schedule 13G"), with respect to the STRYPES issued by the WBK STRYPES Trust is, and any amendments thereto shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k)(1) under the Securities and Exchange Act of 1934, as amended, and that this Agreement shall be included as an Exhibit to the Schedule 13G and each such amendment. Each of the undersigned agrees to be responsible for the timely filing of the Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning itself contained therein. Each of the undersigned further agrees that Merrill Lynch & Co., Inc. may file the
Schedule 13G, and any and all amendments thereto, on its behalf. This Agreement may be executed in any number of counterparts, all of which when taken together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of this 9th day of November 1999.

                                    Merrill Lynch & Co., Inc.


                                    /s/ Andrea Lowenthal
                                    ---------------------------
                                    Name: Andrea Lowenthal*
                                    Title: Attorney-In-Fact

* Signed pursuant to a power of attorney, dated November 17, 1995, included as Exhibit B to the Schedule 13G filed by Merrill Lynch & Co., Inc. for Walden Residential Properties, Inc. and incorporated herein by reference.

                                    Merrill Lynch, Pierce, Fenner & Smith
                                            Incorporated


                                    /s/ Andrea Lowenthal
                                    -----------------------------
                                    Name: Andrea Lowenthal*
                                    Title: Attorney-In-Fact

* Signed pursuant to a power of attorney, dated November 17, 1995, included as Exhibit A to the Schedule 13G/A filed by Merrill Lynch, Pierce, Fenner & Smith Incorporated on February 12, 1999 with respect to International Paper Co. and incorporated herein by reference.

                                     Merrill Lynch International


                                     /s/John J. McDermott
                                     -----------------------------
                                     Name: John J. McDermott*
                                     Title: Attorney-In-Fact

* Signed pursuant to a power of attorney, dated February 16, 1999, included as Exhibit B to the Schedule 13G filed by Merrill Lynch International and Merrill Lynch & Co., Inc. on February 16, 1999 with respect to Meditrust and incorporated herein by reference.